Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRAFFIC.COM, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Traffic.com, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                The name of the Corporation is Traffic.com, Inc.  The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on October 23, 1998, under the original name of the Corporation which was Argus Networks, Inc.  The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 2005.  This Certificate of Amendment was filed with the Secretary of State of the State of Delaware on January __, 2006.

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the amendment is as follows:

RESOLVED:                                                                               That immediately following the first two paragraphs of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, the following two paragraphs shall be added:

“Effective at 5:00 p.m., Eastern Standard Time, on the filing date of this Certificate of Amendment of Certificate of Incorporation (the “Effective Time”), a one-for-three reverse stock split of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), shall become effective, pursuant to which each three shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time.  No fractional shares of Common Stock shall be issued as a result of such reclassification and combination.  In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

FURTHER

RESOLVED:                                                                               That each provision of the Certificate of Incorporation that is not amended hereby and that includes a reference to any number of shares or any price per share or any conversion price or ratio shall be equitably adjusted to reflect the reverse stock split effected by the foregoing resolution.

FURTHER

RESOLVED                                                                                  That Section B(4)(b)(i) of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby amended and restated in its entirety as follows:

                                                                                                                                                1.             Automatic Conversion.  Each share of Preferred Stock shall be converted automatically into shares of Common Stock at the applicable Conversion Price then in effect immediately upon the earlier to occur of: (i) the consummation of the Corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended (a “Qualified Public Offering”); or (ii) the approval (by vote or written consent, as provided by law) by the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) to have all of the then outstanding shares of Preferred Stock converted.

FURTHER

RESOLVED                                                                                  That Section F(4)(d)(i)(3) of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is amended as follows:

1.               The word “and” at the end of item (G) is hereby deleted.

2.               The “.” at the end of item (H) is hereby deleted, and, in lieu thereof, there is substituted “; and”.

3.               The “.” at the end of item (I) is hereby deleted and, in lieu thereof, there is substituted “; and”.

4.               The following is hereby added as new item (J):

“(J) any shares of Common Stock issued or issuable pursuant to a Qualified Initial Public Offering.”

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation on this ____ day of ________, 2006.

TRAFFIC.COM, INC.

Name: Robert N. Verratti
Title: Chief Executive Officer